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                                                                   EXHIBIT 23(a)


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of PMT Services, Inc. of our report dated September 23, 1997, except as to Note 17 which describes the pooling of interests with Bancard, Inc. which is as of October 27, 1997, appearing on page 29 of the PMT Services, Inc. Annual Report on Form 10-K/A for the year ended July 31, 1997. We also consent to the application of such report to the Financial Statement Schedule for the three years ended July 31, 1997 which appears on page 93 of such Annual Report on Form 10-K/A when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule.



PRICE WATERHOUSE LLP


Nashville, Tennessee
June 10, 1998